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                                                                    EXHIBIT 12.1




                          National Energy Group, Inc.
                  Computation of Historical Ration of Earnings
                                to Fixed Charges
                       (in thousands, except for ratios)


                                                                        Year ended December 31,
                                                     ---------------------------------------------------------------
                                                        1998           1999       2000          2001         2002
                                                     ----------    ----------   ----------   ----------   ----------


Earnings
  Income (loss) before income taxes and
    extraordinary items                              $ (164,514)   $    2,024   $   18,609   $    6,722   $   14,483
  Interest expense                                       15,719         1,909        9,656       21,224       18,964
  Amortization of debt issuance cost                        936           863          121           --           --
  Interest portion of rental expense                        100           129          135          135          135
                                                     ----------    ----------   ----------   ----------   ----------
    Earnings (loss)                                  $ (147,759)   $      495   $   28,521   $   28,081   $   33,582
                                                     ==========    ==========   ==========   ==========   ==========
Fixed charges:
  Interest, including capitalized portion            $   19,090         1,909   $    9,656   $   21,224       18,964
  Amortization of debt issuance cost                        936           863          121           --           --
  Interest portion of rental expense                        100           129          135          135          135
                                                     ----------    ----------   ----------   ----------   ----------
    Fixed charges                                    $   20,126    $    2,901   $    9,912   $   21,359   $   19,099
                                                     ==========    ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges                           --            NA(a)        NA(a)       1.3x         1.8x
                                                     ==========    ==========   ==========   ==========   ==========
Deficiency of earnings to fixed charges              $ (167,885)   $       --   $       --   $       --   $       --
                                                     ==========    ==========   ==========   ==========   ==========




(a) This ratio excludes approximately $17.7 million and $10.5 million for 1999 and 2000, respectively, of interest on the senior notes since the Company discontinued the accrual of interest due to the Chapter 11 proceeding.